Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Increases Annual Guidance Range
Based on Strong First Quarter 2010 Expectations

Earnings Release and First Quarter Conference Call on April 22, 2010

MINNEAPOLIS, Minn., Apr. 12, 2010—Tennant Company (NYSE:  TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, healthier world, announced today that first quarter 2010 earnings are expected to be in the range of $0.19 to $0.21 per diluted share on net sales in the range of $148 million to $150 million. Actual results are still subject to the routine quarterly audit review process. Based upon this strong first quarter expected performance, Tennant now anticipates earnings for the full year of 2010 to be in the range of $0.90 to $1.20 per diluted share on net sales in a range of $630 million to $660 million. The company’s previously provided guidance anticipated earnings for the full year of 2010 in the range of $0.70 to $1.00 per diluted share on net sales in the range of $615 million to $645 million.
Chris Killingstad, Tennant Company’s president and chief executive officer, said: “We are very pleased with the robust sales growth in our business in the first quarter. The double-digit increase over the 2009 first quarter net sales of $129 million was due primarily to continued demand for our proprietary ec-H2O™ technology platform and sales to strategic account customers, many of whom have recently designated Tennant as one of their preferred suppliers.”
The company also announced today that it will report its results for the first quarter ended March 31, 2010, on April 22, 2010. The company will conduct a conference call to discuss the results at 10:00 a.m. Central Time on April 22. The company’s results announcement will be issued before the call and will be posted under the Investor Relations section of Tennant’s website at www.tennantco.com. The conference call will be available via webcast under the Investor Relations section of Tennant’s website. To listen to the call live on the web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will also be available at www.tennantco.com for two weeks after the call ends.

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Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; our ability to effectively manage organizational changes; our ability to optimize the allocation of resources to our strategic objectives; the competition in our business; our ability to acquire, retain and protect proprietary intellectual property rights; our ability to maintain and manage our computer systems and data; the occurrence of a significant business interruption; unforeseen product liability claims or product quality issues; fluctuations in the cost or availability of raw materials and purchased components; our ability to comply with laws and regulations; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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